Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-202789

Final Term Sheet

2.943% Notes due 2019

4.389% Notes due 2026

Floating Rate Notes due 2019

2.943% Notes due 2019

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 5, 2016

Settlement Date:	January 8, 2016

Stated Maturity:	January 8, 2019

Principal Amount:	$1,200,000,000

Interest Rate:	2.943%

Benchmark Treasury:	1.250% due December 15, 2018

Benchmark Treasury Yield and Price:	1.293%; 99-28

Spread to Benchmark Treasury:	+165 basis points

Yield to Maturity:	2.943%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$1,197,000,000 (99.750%)

Interest Payment Dates:	Semi-annually on each January 8 and July 8, beginning July 8, 2016

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Lloyds Securities Inc.
Morgan Stanley & Co. LLC

CUSIP/ISIN:	345397XT5 / US345397XT59

4.389% Notes due 2026

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 5, 2016

Settlement Date:	January 8, 2016

Stated Maturity:	January 8, 2026

Principal Amount:	$1,200,000,000

Interest Rate:	4.389%

Benchmark Treasury:	2.250% due November 15, 2025

Benchmark Treasury Yield and Price:	2.239%; 100-03

Spread to Benchmark Treasury:	+215 basis points

Yield to Maturity:	4.389%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.450%

Net Proceeds (Before Expenses) to Issuer:	$1,194,600,000 (99.550%)

Interest Payment Dates:	Semi-annually on each January 8 and July 8, beginning July 8, 2016

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Lloyds Securities Inc.
Morgan Stanley & Co. LLC

CUSIP/ISIN:	345397XU2 / US345397XU23

Floating Rate Notes due 2019

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 5, 2016

Settlement Date:	January 8, 2016

Stated Maturity:	January 8, 2019

Principal Amount:	$350,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$349,125,000 (99.750%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+158 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	Three-month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on January 8, April 8, July 8 and October 8 of each year prior to the Maturity Date, commencing April 8, 2016

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on January 8, April 8, July 8 and October 8 of each year, commencing April 8, 2016 and ending on the Maturity Date

Interest Payment Date Convention:	Modified Following, Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Lloyds Securities Inc.
Morgan Stanley & Co. LLC

CUSIP/ISIN:	345397XS7 / US345397XS76

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146, Credit Agricole Securities (USA) Inc. at 1-866-807-6030, Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533, Lloyds Securities Inc. at 1-212-930-5000, and Morgan Stanley & Co. LLC at 1-866-718-1649.